Exhibit 10.3

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of May 23, 2014, by and between Aero Investors LLC, a Delaware limited liability company (“Investor”), and Aéropostale, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in Section 4M hereof.

WHEREAS, Investor and/or its Affiliates have extended to the Company, certain term loans pursuant to that certain Loan and Security Agreement, dated as of the date hereof (the “Credit Agreement”), by and among the Company, the guarantors named therein, the Investor, as agent, and the other lenders party thereto; and

WHEREAS, concurrently with the consummation of the transactions contemplated by the Credit Agreement, Investor desires to purchase from the Company, and the Company desires to sell to Investor, 1,000 shares of Series B Convertible Preferred Stock of the Company, $.01 par value (the “Series B Preferred Stock”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Purchase and Sale of the Series B Preferred Stock; Closing.

1A.              Purchase and Sale of the Preferred Stock.  Prior to the Closing (as defined below), the Company shall have designated one thousand (1,000) shares of the Series B Preferred Stock in accordance with the Certificate of Designation of Preferences of Series B Preferred Stock attached hereto as Exhibit A (the “Certificate of Designation”) and shall have authorized the sale and issuance of such Series B Preferred Stock to Investor at an aggregate purchase price equal to the amount allocated to the Series B Preferred Stock set forth opposite Investor’s name on Exhibit 2-25 to the Credit Agreement (all as determined in accordance with Section 2-25 of the Credit Agreement).

At the Closing and upon the terms and subject to the conditions set forth in this Agreement, the Company shall issue and sell to Investor, and Investor shall purchase from the Company, 1,000 shares of Series B Preferred Stock at an aggregate purchase price equal to the amount allocated to the Series B Preferred Stock set forth opposite Investor’s name on Exhibit 2-25 to the Credit Agreement (all as determined in accordance with Section 2-25 of the Credit Agreement).

1B.                The Closing.  Upon the terms and subject to the conditions contained in this Agreement, the closing of the purchase and sale of the Series B Preferred Stock hereunder (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois, on the date hereof simultaneously with the execution of this Agreement.  At the Closing, Investor shall deliver an aggregate amount equal to $100 million (less any net funding of any fees and expenses in accordance with any separate fee letter entered into between Investor, in its capacity as agent pursuant to the Credit Agreement, and the Company) (i) in consideration for the Series B Preferred Stock and (ii) in satisfaction of Investor’s funding obligations under Section 2-1(a)(i) of the Credit Agreement to the Company in respect of the Tranche A Term Loans (as such term is defined in the Credit Agreement) by wire transfer of immediately available funds to a bank account designated in writing by the Company and, upon receipt of such $100 million (less any net funding of any fees and expenses in accordance with any separate fee letter entered into between Investor, in its capacity as agent pursuant to the Credit Agreement, and the Company), the Company shall deliver to Investor (i) a certificate representing the shares of Series B Preferred Stock purchased by Investor from the Company hereunder and (ii) evidence of the due and effective filing, effective as of no later than the date hereof (and, in any event, prior to the effectiveness of the Closing hereunder), of the Certificate of Designation with the Secretary of State of the State of Delaware.  In addition, at the Closing, each of the parties hereto shall also execute and deliver to the other party (x) the Investor Rights Agreement in the form attached hereto as Exhibit B (the “Investor Rights Agreement”) and (y) the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

Section 2.	Representations and Warranties of the Company.

As a material inducement to Investor to enter into this Agreement and purchase the Series B Preferred Stock hereunder, the Company hereby represents and warrants to Investor as follows:

2A.               Organization, Good Standing, Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

2B.               Authorization.  The Company has the corporate power and authority to carry on its business as now conducted and presently proposed to be conducted.  The Company has the corporate power and authority to enter into this Agreement and to perform its obligations under, and consummate the transactions contemplated by, this Agreement.  The execution, delivery and performance by the Company of this Agreement and the adoption and filing of the Certificate of Designation and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Company, and no further approval or authorization in connection herewith or therewith is required on the part of the Company or its stockholders pursuant to the Certificate of Incorporation, Bylaws, applicable law, the listing requirements of the New York Stock Exchange or otherwise.

2C.               Enforceability.  This Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

2D.               No Conflicts.  None of the execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated herein or the Company’s performance of and compliance with the terms and provisions hereof will: (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws; (ii) violate any law, regulation, order, writ, judgment, injunction, decree or permit applicable to the Company; (iii) violate or materially conflict with any contractual provisions of, or cause an event of default or give rise to any right of acceleration under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which the Company is a party or by which the Company or any of the Company’s properties may be bound; or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance (other than those contemplated in or in connection with this Agreement, the Credit Agreement or the agreements and instruments executed in connection with any of the foregoing) upon or with respect to the Company’s properties.

2E.                Valid Issuance of Series B Preferred Stock.  The Series B Preferred Stock, when duly issued, delivered and paid for as provided herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investor Rights Agreement, the Certificate of Incorporation, the Certificate of Designation and under the Securities Act and applicable state securities laws.

2F.                Consents.  No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or other Person is required in connection with the execution, delivery or performance of this Agreement by the Company.

2G.               Capitalization.  As of the date hereof, the Company’s authorized capital stock consists of 200,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”), of which Preferred Stock, (x) 500,000 shares of Preferred Stock are designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) and (y) 1,000 shares of Preferred Stock are designated as Series B Preferred Stock (all of which Series B Preferred Stock are to be issued to Investor hereunder).  As of the date hereof, (i) 78,640,376 shares of Common Stock were issued and outstanding (excluding any shares of Common Stock held in treasury), (ii) no shares of Preferred Stock (other than the Series B Preferred Stock issued to Investor hereunder) were issued and outstanding, (iii) 276,680 exercisable stock options and 10,000 non-vested stock options were outstanding (in each case exercisable for shares of Common Stock on a one-for-one basis), 533,209 restricted stock units (representing the economic equivalent of 533,209 shares of Common Stock on a one-for-one basis) and 1,810,046 non-vested shares of restricted Common Stock were outstanding and 1,596,736 shares of market-based performance shares of Common Stock were outstanding, under the Company’s restricted stock and stock option plans and (iv) no other Common Stock Equivalents were issued and/or outstanding.  There are no securities of the Company of any kind or class authorized or outstanding other than the Common Stock, the Series A Preferred Stock (none of which is outstanding) and the Series B Preferred Stock to be issued to Investor hereunder.  The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.  There are no preemptive rights other than as set forth in Section 3D of the Investor Rights Agreement or, except as set forth in this Section 2G, other outstanding rights, options, warrants, conversion rights or agreements or commitments of any character relating to the Company’s authorized and issued or unissued shares of capital stock, and, except as set forth in this Section 2G, the Company has not issued any debt securities, other securities, rights or obligations that are currently outstanding and convertible into or exchangeable for, or giving any Person a right to subscribe for or acquire, capital stock of the Company.  The representations and warranties set forth in this Section 2G are a material inducement to Investor to enter into this Agreement, and to the extent the representations and warranties set forth in this Section 2G are inaccurate in any respect, the number of shares of Conversion Stock into which the Series B Preferred Stock is convertible will be equitably adjusted upward (but not downward), if necessary, such that the number of shares of Conversion Stock into which the Series B Preferred Stock was convertible, as of the date hereof, equals, in the aggregate, a number of shares of Conversion Stock equal to 5.0% of the number of shares of Common Stock outstanding as of the date hereof (rounded down to the nearest whole share), and the Company shall take all actions necessary to cause such equitable adjustment to be made.

2H.              Board Approvals.  The Company’s Board of Directors (the “Board”) has granted all necessary approvals under the Company’s constituent documentation and the Delaware General Corporation Law with respect to the acquisition and conversion of the Series B Preferred Stock by Investor.

2I.                 No Registration Requirement.  None of the Company, its subsidiaries or any of their respective Affiliates has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or would be integrated with the issuance of the Series B Preferred Stock in a manner that would require the registration under the Securities Act of the Series B Preferred Stock or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Series B Preferred Stock or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.  Assuming the accuracy of the representations and warranties of Investor in Section 3E hereof, it is not necessary in connection with the offer, sale and delivery of the Series B Preferred Stock to Investor in the manner contemplated herein to register any of the Series B Preferred Stock under the Securities Act.

Section 3.	Representations and Warranties of Investor.

As a material inducement to the Company to enter into this Agreement and transfer the Series B Preferred Stock hereunder, Investor hereby represents and warrants to the Company as follows:

3A.               Organization, Good Standing, Qualification.  Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3B.                Authorization.  Investor has the limited liability company power and authority to enter into this Agreement and to perform its obligations under, and consummate the transactions contemplated by, this Agreement.  The execution, delivery and performance by Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of Investor, and no further approval or authorization in connection herewith or therewith is required on the part of Investor pursuant to its constituent documentation or applicable law.

3C.                Enforceability.  This Agreement constitutes a valid and legally binding obligation of Investor, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

3D.                No Conflicts.  The execution, delivery and performance of this Agreement by Investor does not (i) violate or conflict with any provision of the constituent documentation of Investor, (ii) conflict with, violate or result in the breach of, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Investor is a party or is subject or (iii) violate or materially conflict with any contractual provisions of, or cause an event of default or give rise to any right of acceleration under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which Investor is a party or by which Investor or any of Investor’s properties may be bound.

3E.                 Investment.  Investor is acquiring the Series B Preferred Stock purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, and has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.  Investor is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Series B Preferred Stock and is able to bear the economic risk of its investment in the Series B Preferred Stock for an indefinite period of time because such securities have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3F.                Current Ownership of Company Stock.  Before giving effect to the purchase of the Series B Preferred Stock hereunder (and determined without regard to any rights under the Rights Agreement), The Sycamore Group Beneficially Owns 6,250,000 shares of the Company’s outstanding Common Stock.

Section 4.	Miscellaneous.

4A.               Expenses.  Without limiting any rights or remedies of any member of The Sycamore Group and/or any holder of Series B Preferred Stock, the Company shall pay all reasonable and documented out-of-pocket fees and expenses of Investor and the other members of The Sycamore Group (including the reasonable fees, disbursements and other charges of counsel to Investor and/or any of the other foregoing Persons) incurred (i) in connection with the negotiation, execution and delivery of this Agreement and/or any of the other agreements and documents contemplated hereby (including the Certificate of Designation, the Investor Rights Agreement and the Registration Rights Agreement) and the consummation of the transactions contemplated hereby and/or thereby, (ii) in connection with any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement and/or any of such other agreements and documents contemplated hereby, (iii) with respect to the enforcement of the rights granted under this Agreement and/or any of such other agreements and  documents contemplated hereby, and (iv) by any such Person in any filing with any governmental agency with respect to its investment in the Company or in any other filing with any governmental agency with respect to the Company which mentions such Person and is made as a result of, or in connection with, the transactions contemplated by this Agreement and/or any of the other agreements and documents contemplated hereby.

4B.                Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of Investor and the Company.

4C.                Successors and Assigns.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, express or implied, is intended to confer any rights or benefits on any Persons that are not parties hereto, except as expressly provided for in this Section 4C.  Investor shall be entitled to assign any of its rights and obligations hereunder to any Permitted Transferee(s) of Series B Preferred Stock or Conversion Stock (with such Permitted Transferee(s) thereafter constituting the “Investor” hereunder for so long as such Permitted Transferee holds Series B Preferred Stock or Conversion Stock); provided, that, Investor shall have no right or ability to assign its rights and obligations under Section 4B but may assign its rights and obligations in Section 4B to an Affiliate of Investor; and provided, further, that any such assignment shall not be permitted unless (i) Investor complies with all laws applicable thereto and provides written notice of assignment to the Company promptly after such assignment is effected and (ii) such Permitted Transferee agrees in writing to be bound by this Agreement as if it were a party hereto and bound by all rights and obligations of Investor hereunder.

4D.                Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

4E.               Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (including via facsimile or electronic transmission), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

4F.               Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

4G.                Further Assurances.  The parties hereto agree to execute and deliver any and all papers and documents and to take such further actions, in each case as may be necessary to complete the transactions contemplated hereby in accordance with the terms set forth herein.

4H.                Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

4I.                 Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to Investor and the Company at the addresses indicated below:

If to Investor:
Aero Investors LLC
c/o Sycamore Partners
9 West 57th Street, 31st Floor
New York, New York 10019
Telephone No.:     (212) 796-8500
Fax No.:                         (212) 796-8501
Attention:                   Stefan Kaluzny
E-mail:                             skaluzny@sycamorepartners.com

With a copy (which shall not constitute notice) to:

Law Offices of Gary M. Holihan, P.C.
2345 Larkdale Drive
Glenview, Illinois 60025
Attention:                   Gary M. Holihan
Email:                               garyholihan@gmail.com

And

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60610
Attention:                   James Faley
Telephone:                (312) 558-5600
Facsimile:                     (312) 558-5700
E-mail:                             jfaley@winston.com

If to the Company:

Aéropostale, Inc.
112 West 34th Street, 22nd Floor
New York, New York 10120
Attention:                    General Counsel
Telephone:                 (646) 452-1851
E-mail:                             MSchuback@aeropostale.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:                   Michael Aiello
Telephone:                 (212) 310-8000
Facsimile:                    (212) 310-8007
E-mail:                             michael.aiello@weil.com

to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

4J.                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

4K.               Complete Agreement.  This Agreement (and the other agreements contemplated hereby, including the Certificate of Designation, the Investor Rights Agreement, the Registration Rights Agreement, the Credit Agreement and the agreements and instruments executed in connection with any of the foregoing) and all counterparts thereto and hereto, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

4L.               Remedies.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and Investor will have the right to seek injunctive relief, in addition to all of its rights and remedies at law or in equity, to enforce the provisions of this Agreement.  Nothing contained in this Agreement will be construed to confer upon any Person who is not a signatory hereto or any successor or permitted assign of a signatory hereto any rights or benefits, as a third party beneficiary or otherwise.

4M.             Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings (except where otherwise defined in this Agreement):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Bylaws” means the Company’s Amended and Restated Bylaws, as amended.

“Beneficial Owner” or “Beneficially Owned” shall have the meanings ascribed to such term in Rule 13d-3 of the General Rules and Regulations of the Exchange Act. In addition, a Person shall be the “Beneficial Owner” of any voting stock which such Person or any of its Affiliates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate shall be deemed to be the Beneficial Owner of any shares of voting stock solely by reason of a revocable proxy or consent granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies or consents for such meeting, and with respect to which shares neither such Person nor any such Affiliate is otherwise deemed the Beneficial Owner).

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended.

“Common Stock” means the Company’s common stock, $.01 par value per share.

“Common Stock Equivalents” means, collectively, any warrant, right or option to acquire any shares of Common Stock or any security convertible into or exchangeable for shares of Common Stock.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Conversion Stock” has the meaning ascribed to such term in the Certificate of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder.

“Permitted Transferee” shall mean any Person that, upon acquiring Beneficial Ownership of Series B Preferred Stock or Conversion Stock, will not (together with such Person’s Affiliates and any “group” (within the meaning of Section 13(d) of the Exchange Act) of which such Person or any Affiliate is a part) Beneficially Own greater than 14.99% of the Company’s outstanding Common Stock.

“Person” means an individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, other entity or government or other agency or political subdivision thereof.

“Rights Agreement” means the Rights Agreement, dated as of November, 26, 2013, as amended, between the Company and American Stock Transfer and Trust Company, LLC, as Rights Agent.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“The Sycamore Group” means Sycamore Partners Management, L.L.C. and its Affiliates.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

INVESTOR:		COMPANY:

Aero Investors LLC		Aéropostale, Inc.

By:	/s/ Stefan Kaluzny	By:	/s/ Marc D. Miller
Name:	Stefan Kaluzny	Name:	Marc D. Miller
Its:	Chief Executive Officer and President	Its:	Executive Vice President and Chief Financial Officer

S-1